UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/22/2008

Pennsylvania Real Estate Investment Trust
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6300

Pennsylvania	23-6216339
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

The Bellevue, 200 South Broad Street, Philadelphia, PA 19102
(Address of principal executive offices, including zip code)

215-875-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 22, 2008, Pennsylvania Real Estate Investment Trust ("PREIT"), PREIT Associates, L.P. (PREIT's operating partnership) ("PALP") and another subsidiary of PREIT entered into a Contribution Agreement with Bala Cynwyd Associates, L.P. ("BCA"), City Line Associates, Ronald Rubin, George Rubin, Joseph Coradino, and two other individuals to acquire all of the partnership interests in BCA. PREIT has agreed to pay approximately $15.3 million for the BCA partnership interests over three years.

BCA has entered into a tax deferred exchange agreement with the current owner of One Cherry Hill Plaza, an office building located within the boundaries of PREIT's Cherry Hill Mall (the "Office Building"), to acquire title to the Office Building in exchange for an office building located in Bala Cynwyd, Pennsylvania owned by BCA. BCA is a Pennsylvania limited partnership in which three trustees/executive officers of PREIT hold an interest. In accordance with PREIT's Related Party Transactions Policy, a Special Committee consisting exclusively of independent members of PREIT's Board of Trustees considered and approved the terms of the transaction (as described below), subject to final approval by PREIT's Board of Trustees. The disinterested members of PREIT's Board of Trustees approved the transaction. The transaction is expected to be completed in the first quarter of 2008, and is subject to customary closing conditions.

City Line Associates, a limited partnership ("CLA"), and CBS Broadcasting Inc. ("CBS") each currently own, directly or indirectly, 50% of the partnership interests in BCA. Ronald Rubin, PREIT's Chairman and Chief Executive Officer and a Trustee, George Rubin, PREIT's Vice Chairman and a Trustee, Joseph Coradino, President of PREIT Services, LLC and PREIT-RUBIN, Inc. and a Trustee, and two other individuals (collectively, the "Individuals") own 100% of CLA. Each of Ronald Rubin and George Rubin owns 40.53% of the partnership interests in CLA, and Joseph Coradino owns 3.16% of the partnership interests. BCA has entered into a Redemption Agreement with CBS to redeem all of CBS's direct and indirect ownership interest in BCA. Thereafter, at the initial closing under the Contribution Agreement and in exchange for a 0.1% general partner interest and 49.8% limited partner interest in BCA, PREIT will make a capital contribution to BCA in an approximate amount of $3.93 million. A second closing is expected to occur pursuant to a put/call arrangement approximately one year after the initial closing, at which time PREIT will acquire an additional 49.9% of the limited partner interest in BCA for approximately $207,000 in cash and units of limited partner interest ("Units") in PALP valued at approximately $3.7 million. A third closing is expected to occur pursuant to a put/call arrangement approximately one year after the second closing, at which time the remaining interest in BCA will be acquired by PREIT in exchange for Units valued at approximately $13,800.

The number of Units to be issued at the second closing and the third closing will be determined based on the average closing price of a PREIT common share during the ten day trading period immediately preceding the initial closing. The Units may be redeemed by their holders at any time after the first anniversary of their issuance for an amount per Unit equal to the average closing price of a PREIT common share during the ten day trading period immediately preceding the date notice of redemption is received by PREIT in its capacity as general partner of PALP. PREIT has the right to acquire Units tendered for redemption for cash or a like number of PREIT common shares.

The acquisition of the Office Building will be financed in part by a mortgage loan in the principal amount of $8.0 million provided by Citizens Bank, which will bear interest, at BCA's election, at a floating rate of 130 basis points over LIBOR or 50 basis points above Citizen Bank's prime rate, and will have a maturity date of July 2009. Approximately $7.4 million of the proceeds from the loan will be applied toward the repayment of mortgage debt on the office building currently owned by BCA that is to be transferred in the exchange for the Office Building.

PREIT and PALP have agreed to indemnify the Individuals from and against certain tax liabilities resulting from a sale of the Office Building during the eight years following the initial closing.

PREIT-RUBIN, Inc. or another PREIT affiliate will enter into a management agreement with BCA for the management of the Office Building.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pennsylvania Real Estate Investment Trust

Date: January 28, 2008	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel